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                                                                   Exhibit 10.22


                                                                      EXECUTION
                                                                      COPY

            THIRD AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT

         THIS THIRD AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT
(this "Third Amendment"), dated as of December 1, 1999, is entered into by and between EMCORE CORPORATION, a New Jersey corporation (the "Borrower") and FIRST UNION NATIONAL BANK (the "Bank").

                                    RECITALS:

         A. The Borrower and the Bank are parties to a certain Revolving Loan and Security Agreement, dated as of March 31, 1997, as amended by a certain Consent and Amendment Agreement, dated as of December 5, 1997 (the "First Amendment"), as further modified pursuant to a certain Extension Letter dated September 29, 1998 issued by the Bank and accepted by the Borrower (the "First Extension Letter"), as further amended pursuant to a certain Second Amendment to Revolving Loan and Security Agreement dated as of November 30, 1998 (the "Second Amendment"), as further amended pursuant to a certain Waiver and Amendment Letter Agreement dated as March 8, 1999 (the "First Amendment Letter"), as further amended pursuant to a certain Acknowledgment, Consent and Amendment Letter dated as of May 26, 1999 (the "Second Amendment Letter") and as further modified pursuant to a certain letter of the Bank dated September 22, 1999 (the "Second Extension Letter"). Said loan agreement, as amended by the First Amendment, the First Extension Letter, the Second Amendment, First Amendment Letter, the Second Amendment Letter and the Second Extension Letter is hereinafter referred to as the "Loan Agreement".

         B. The Revolving Loan Commitment (as defined in the Loan Agreement) is due to expire on January 1, 2000 and, therefore, the Borrower has requested a renewal and extension thereof to January 31, 2001.

         C. The Bank is willing to amend the Loan Agreement to reflect the parties understanding with respect to the renewal and extension of the Revolving Loan Commitment to January 31, 2001 subject to, and in accordance with, the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for value received by each party, the parties hereto agree as follows:


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SECTION 1. DEFINITIONS

         1.1. EXISTING DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Loan Agreement. Upon the effectiveness of this Third Amendment, the following defined terms shall be amended as set forth herein and such amended definitions shall apply wherever such defined terms are used in the Loan Documents.

                  (a) The defined term "Commitment Expiration Date" is hereby amended and restated to read as follows:

                           "Commitment Expiration Date" means January 31, 2001, unless extended in accordance with Section 2.5 hereof."

                  (b) The defined term "EBIT" is hereby amended and restated to read as follows:

                           "EBIT" means, with respect to the Borrower, for any period, the sum of (i) Net Income, (ii) Interest Expense, (iii) depreciation and amortization, and
                           (iv) provisions for Federal, state and local income taxes, of the Borrower, based on income, computed in accordance with GAAP."



                  (c) The defined term "Eligible Accounts" is hereby amended and restated to read as follows:

                  "Eligible Accounts" means, without limiting the Bank's sole discretion to determine Eligible Accounts, those Accounts created by the Borrower:

                  (i)  which are genuine and not fraudulent;

                  (ii) which arise from undisputed, bona fide sales of goods and/or services in the ordinary course of business completed in accordance with the terms and provisions contained in any documents related thereto;

                  (iii) as to which the amounts of such Accounts shown on any schedule of Accounts provided to the Bank are actually and absolutely owing to Borrower, are not contingent for any reason and have not remained unpaid for more than 90 days after the invoice date thereof;

                  (iv) which do not arise from sales on consignment, guaranteed sale or other terms under which payment by the Account debtor may be conditional;

                  (v) which, in the case of Accounts where the Account debtor is a non-resident of the




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                  United States or Canada, are secured by a letter of credit issued by a bank that is reasonably acceptable to Bank, provided, however, that Accounts where the Account Debtor is any one of Hakuto Co., Ltd., S&T Enterprises, Ltd., a wholly-owned subsidiary of Hakuto Co., Ltd., Siemens AG, D.I. Systems, Philips AG, Thomson, L.M. Ericsson AB, Samsung Co., L.G. Semiconductor Corporation, Hyundai Electronics, Daewoo Co. or Azea, Brown and Bavari (ABB) need not be secured by a letter of credit;

                  (vi) which do not consist of "bill and hold" invoices or retainage invoices;

                  (vii) with respect to which there are no set-offs, counterclaims or disputes existing and there are no facts, events or occurrences which in any manner would impair the validity or enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

                  (viii) as to which goods giving rise thereto are not, and were not, at the time of the sale thereof, subject to any Liens except those permitted by the Bank under this Agreement;

                  (ix) which are not Accounts with respect to which the Account debtor is:

                           i.       an officer, employer or agent of the
                                    Borrower;

                           ii. the United States or any of its departments or instrumentalities unless the Assignment of Claims Act has been complied with;

                           iii.     a Subsidiary or an Affiliate of the
                                    Borrower;

                           iv. a Division of the Borrower (including, but not limited to, the so-called "EMCORE West" division); or

                           v.       an Unconsolidated Affiliate;

                  (x) as to which there are no proceedings or actions which are threatened or pending against the Account debtor of any such Account which is reasonably likely to result in any material adverse change in the Account debtor's financial condition;

                  (xi) which are owed by Account debtors deemed creditworthy and acceptable at all times by the Bank in exercise of its reasonable discretion; and

                  (xii) which otherwise constitute Collateral acceptable for lending purposes in the sole discretion of the Bank."




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                  (d) The defined term "Eligible Inventory" is hereby amended and restated to read as follows:

                           ""Eligible Inventory" means Inventory located at Borrower's facilities at 394 Elizabeth Avenue, Somerset, New Jersey and the NM Facility and comprising only raw materials. Specifically excluded from the term "Eligible Inventory" shall be work-in-process, finished goods, supplies, packing materials, Inventory in transit and Inventory located in any location other than the locations specified above (unless the Bank is satisfied it has a perfected first priority security interest in such Inventory)."

                  (e) The defined term "Fixed Charge Coverage Ratio" is hereby amended and restated to read as follows:

                           "Fixed Charge Coverage Ratio" shall mean, with respect to the Borrower for the applicable period of determination, the ratio of (A) the sum of (i) EBIT for the period of determination, PLUS (ii) Imputed Warrant Interest Expense for the period of determination, PLUS Net Loss In Unconsolidated Affiliates determined as of the end of the period of determination TO (B) the sum of (i) the aggregate of payment of principal with respect to Indebtedness of the Borrower during the period of determination, PLUS
                           (ii) Capitalized Lease obligations during the period of determination, PLUS (iii) Interest Expense during the period of determination."

                  (f) The defined term "Imputed Warrant Interest Expense" is hereby amended and restated to read as follows:

                           ""Imputed Warrant Interest Expense" means, for any period of determination, the non-cash interest expense of the Borrower in respect of the Warrants determined in accordance with GAAP."

                  (g) The defined term "Warrants" is hereby amended and restated to read as follows:

                           "Warrants" means collectively, (i) the warrants listed on SCHEDULE A attached to the Third Amendment hereto dated as of December 1, 1999, and (ii) up to 300,000 warrant having exercise price of at least $15 per share to be issued to Thomas J. Russell in consideration for his past guaranty of the Revolving Loans.


                  1.2. ADDITIONAL DEFINITIONS. For purposes of the Loan Agreement and the other Loan Documents, the following terms are hereby incorporated into Section 1 of the Loan Agreement in their respective appropriate alphabetical order:



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                  "Net Loss In Unconsolidated Affiliates" means, with respect to the Borrower, for the relevant period the net loss appearing as an expense on an income statement of the Borrower prepared in accordance with GAAP, consistently applied, attributable to its investment in Unconsolidated Affiliates.

                  "Unconsolidated Affiliates" means UMcore LLC, the Borrower's joint venture with Union Miniere Inc., GELCORE LLC, the Borrower's joint venture with General Electric Company, and Uniroyal Optoelectronics LLC, the Borrower's joint venture with Uniroyal Technology Corporation, in each case so long as the Borrower's investment in each such joint venture can be accounted for using the equity method of accounting as a result of the Borrower's inability to directly or indirectly control economic and voting interests in said joint ventures.

SECTION 2. EXISTING OBLIGATIONS

         2.1. ACKNOWLEDGMENT OF EVENTS OF DEFAULT, WAIVER, AMOUNTS OUTSTANDING.

                  (a) The Borrower acknowledges that it has failed to comply with certain of the terms and conditions of the Loan Agreement, specifically the Fixed Charge Ratio set forth in Section 10.14(a) of the Loan Agreement (all as more particularly described on SCHEDULE I annexed hereto (the "Specified Default") and that, as a result of the Borrower's failure to perform and satisfy its obligations under the Loan Agreement, an Event of Default existed thereunder. The Borrower represents and warrants to the Bank that no Events of Default or Unmatured Events of Default (other than the Specified Default) have occurred and are continuing.

                  (b) The Bank agrees that, upon the satisfaction of the conditions precedent set forth in Section 4 of this Third Amendment and the execution of this Third Amendment by all parties, the Specified Default shall be waived. Such waiver shall be effective only with respect to the Specified Default and only as said default relates to the Borrower's failure to comply with the provisions related to such default as of September 30, 1999 and shall not affect or be deemed to relate to any other Events of Default which have occurred and are continuing as of the date hereof or which may occur after the date hereof. No course of dealing or custom shall be implied or construed with respect to any other instance of non-compliance with any term or provision of the Loan Documents occurring in the past, existing at present, or arising in the future by virtue of the waiver contained herein. This waiver shall not constitute a waiver of any of the rights and remedies available to the Bank elsewhere in the Loan Documents, all of which are specifically reserved.

                  (c) The Borrower further acknowledges that, as of the date hereof, the aggregate principal amount outstanding under the Revolving Loans is $0.




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         2.2. WAIVER OF CLAIMS AND DEFENSES; RELEASE.

                  (a) The Borrower agrees that, as of the date hereof, it has no claim, counterclaim, cause of action or defense of any kind by way of offset or otherwise to the payment and satisfaction in full of the Revolving Loans. The foregoing notwithstanding, to the extent that any such a claim or defense may or does exist, as of the date hereof, the Borrower waives and releases any and all such claims, counterclaims, causes of action and defenses.

                  (b) The Borrower further waives and releases and affirmatively agrees not to allege or otherwise pursue, in any manner, any and all defenses, affirmative defenses, counterclaims, claims, causes of action, set-offs or other rights that it may have as of the date hereof to contest: (i) the Specified Default; (ii) any provisions of the Loan Agreement and other Loan Documents;
(iii) the rights of the Bank to all rents, issues, profits, products and proceeds of the Collateral for the Revolving Loans; (iv) the liens for the benefit of the Bank in any property (whether real or personal, tangible or intangible), right or other interest, now or hereafter arising in connection with the Collateral for the Revolving Loans; and (v) any and all acts or omissions of the Bank in administering the amounts outstanding under the Loan Agreement or otherwise; and the Borrower fully and forever releases and discharges the Bank from any and all claims or liability of any kind or nature with respect to the foregoing.

         2.3 REAFFIRMATION OF SECURITY INTEREST AND LIENS. The Borrower acknowledges and agrees that the security interests and other liens granted to the Bank in the Collateral described in Section 7 of the Loan Agreement are and remain valid and first priority liens on the assets subject thereto. The Borrower further represents and warrants that (i) such collateral includes, but is not limited to, all such Collateral located, or arising as a result of operations, at the NM Facility and (ii) there are no claims, set-offs or defenses to the Bank's exercise of any rights or remedies available to it as a creditor in realizing upon such collateral under the terms and conditions of the Loan Documents. The Borrower further acknowledges that the obligations secured by and under the Loan Agreement include, but are not limited to, all such obligations of the Borrower related to the Revolving Loans as modified hereby.

SECTION 3. LOANS

         3.1 RENEWAL OF REVOLVING LOAN COMMITMENT. Upon satisfaction of the conditions to effectiveness set forth in Section 4 of this Third Amendment, the Revolving Loan Commitment made available by the Bank to the Borrower pursuant to the Loan Agreement shall be extended and renewed through and including January 31, 2001. The Borrower and the Bank hereby acknowledge that interest shall accrue on the unpaid principal amount of each Revolving Credit Loan at a PER ANNUM ratio equal to the Prime Rate PLUS fifty basis points (.50%), subject to increase to the Default Rate in accordance with the terms of the Loan Documents. In consideration of the renewal and extension of the Revolving Loan Commitment, the Borrower shall pay to the Bank a non-refundable renewal fee in the amount of $50,000 of which shall be due and payable upon execution and delivery of this Third Amendment.

SECTION 4. CONDITIONS PRECEDENT

         4.1. CONDITIONS TO THIS THIRD AMENDMENT. This Third Amendment shall become effective



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as of the date first written above upon fulfilment of the following conditions precedent, all as determined by the Bank, in its sole and absolute discretion:

         (a) The Borrower shall have paid and/or reimbursed the Bank for all costs and expenses incurred in connection with the extension herein contemplated, including, without limitation, the reasonable fees and disbursements of the Bank's outside counsel, Windels, Marx, Davies & Ives;

         (b) The Borrower shall have caused to be delivered by the Guarantor a Guarantor Agreement, in substantially the form of EXHIBIT "A" attached hereto, duly executed and delivered by the Guarantor to the Bank;

         (c) The Borrower shall have provided to the Bank resolutions of the boards of directors of the Borrower and the Guarantor, certified by the secretary of each of them as of the date hereof to be duly adopted and in full force and effect on such date, authorizing the consummation of each of the transactions contemplated by this Third Amendment;

         (d) The Borrower shall have provided to the Bank certificates of the appropriate governmental authorities, dated the most recent practicable date prior to the date hereof, showing that Borrower and the Guarantor are in good standing in the States of New Jersey and New Mexico, and in such other jurisdictions as the Bank shall reasonably request;

         (e) The Borrower shall have caused to be delivered to the Bank an opinion of counsel to the Borrower and the Guarantor, in form and substance satisfactory to the Bank and its counsel, regarding such matters as the Bank may reasonable request in connection with the transactions contemplated in this Third Amendment;

         (f) The Borrower shall have caused to be delivered to the Bank evidence that the insurance policies provided for in Section 10.7 of the Loan Agreement are in full force and effect, with appropriate loss payee and additional insured clauses in favor of the Bank, certified by the insurer;

         (g) The Borrower shall have caused to be delivered to the Bank payment of the renewal fee referenced in Section 3.1 hereof; and

         (h) Such additional information and documents as the Bank may request.

SECTION 5. RATIFICATION AND AMENDMENT OF REPRESENTATIONS, WARRANTIES AND
           COVENANTS

         5.1. RATIFICATION. Borrower hereby ratifies, confirms and restates, as if set forth herein in their entirety, all representations, warranties, covenants, acknowledgments and agreements set forth in Section 8 of the Loan Agreement, as amended prior the date hereof, at and as of the date hereof (other than representations, warranties and covenants which expressly speak only as of a different date), and



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affirmatively states that all of the same are true and accurate and shall be and remain in full force and effect, subject only to changes effected by this Third Amendment and/or changes previously disclosed to the Bank in writing. In addition, Borrower represents and warrants to the Bank that:

                  (a) the Borrower has the power and authority to enter into this Third Amendment;

                  (b) the Borrower's unaudited consolidated financial statements as of June 30, 1999, which were furnished previously to the Bank, were prepared in accordance with GAAP consistently applied throughout the period involved, and present fairly the financial position of the Borrower as at the date thereof and the results of operations and cash flows of the Borrower for the period then ended;

                  (c) no changes having a material adverse effect have occurred since the date of such financial statements referred to in Section 5.1(b) above;

                  (d) the execution, delivery and performance of this Third Amendment and the instruments and agreements executed and delivered in connection herewith by the Borrower have been duly authorized by all requisite corporate action and this Third Amendment and the instruments and agreements executed and delivered in connection herewith constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their terms;

                  (e) the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or other governmental authority which would have a material adverse effect;

                  (f) there have been no changes to the certificate of incorporation or by-laws of any of the Borrower or the Guarantor since March 31, 1999; and

                  (g) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the execution, delivery and performance of this Third Amendment and the instruments and agreements executed and delivered in connection herewith.

         5.2. AMENDMENT OF CERTAIN PROVISIONS OF LOAN AGREEMENT.

                  (a) The last paragraph of Section 2.2 of the Loan Agreement (which was added to the Loan Agreement pursuant to Section 1(d) of the First Amendment) is hereby deleted in its entirety.

                  (b) Section 6.2 of the Loan Agreement is hereby deleted in its place there shall appear the following:

                           "6.2 COMMITMENT FEE. [INTENTIONALLY DELETED]"

                  (c) There shall be added to Section 10.1 of the Loan Agreement, the following new reporting requirements:



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                           "(i) In addition to, and not in lieu of, the
                  information required pursuant to clauses (d) and (f) above, by no later than the date that is 7 Business Days following the end of the Borrower's fiscal quarter ending March 31, 2000,
                  (x) a completed Borrowing Base Certificate (in the form annexed hereto as Exhibit 10.1 (E)) for the quarter then ended, signed by the Chief Financial Officer of the Borrower, detailing the Borrower's availability under the Borrowing Base and (y) a certificate of the Chief Financial Officer or President of the Borrower stating that such officer has obtained no knowledge of any Unmatured Event of Default or Event of Default except as specified in such certificate and showing in detail the calculations supporting such statement in respect of Section 10.14."

                           "(j) By no later than 15 Business Days following the
                  end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 1999, detailed management-prepared financial projections for the next four
                  (4) succeeding fiscal quarters, in substantially the same format previously furnished to the Bank."


                  (d) Clause (b) of Section 10.14 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

                           "(b) EFFECTIVE TANGIBLE NET WORTH. The Borrower shall
                  maintain an Effective Tangible Net Worth all times of not less than $65,000,000.00. "Effective Tangible Net Worth" means total assets MINUS total liabilities, PLUS the accumulated Net Loss In Unconsolidated Affiliates from
                  October 1, 1999 through the time of computation of Effective Tangible Net Worth (to the extent that such accumulated Net Loss. In Unconsolidated Affiliates has been substracted from the retained earnings of the Borrower's for the purpose of calculation of said Effective Tangible Net Worth) in each case determined in accordance with GAAP, applied on a consistent basis. For purposes of this computation, the aggregate amount of any assets classified as Intangibles shall be subtracted from total assets and total liabilities shall not include the Borrower's obligations with respect to the New Preferred Stock to the extent that such obligations are otherwise classified as liabilities of the Borrower in accordance with GAAP. "




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                  (e) Section 10.17 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

                           "LIMITATION ON INVESTMENTS. The Borrower shall not purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of any Person, except (i) investments in direct Obligations of the United States government and certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than 6%, and then in an amount not to exceed 10% of the issuing bank's unimpaired capital and surplus and
                           (ii) investments in the form of capital contributions in the amount of $6,000,000 to Uniroyal Optoelectronics LLC, a capital contribution of $600,000 to UMCORE LLC and the initial capital contribution of $15,680,00 to GELCORE LLC". The foregoing shall not, however, be construed as an express or implied consent by the Bank to any transaction otherwise prohibited or restricted by this Agreement undertaken by the Borrower to obtain the funds for any such investment.

                  (f) Section 10.27 of the Loan Agreement (which was added to the Loan Agreement pursuant to Section 1(q) of the First Amendment) is hereby deleted and in its place there shall appear the following:

                           "10.27. [INTENTIONALLY DELETED]"

SECTION 6. MISCELLANEOUS.

         6.1. CONTINUED EFFECTIVENESS. Except as specifically amended by and/or inconsistent with this Third Amendment, all of the terms and conditions of the Loan Agreement shall remain unchanged and in full force and effect and are hereby ratified, adopted and confirmed in all respects. All references to the Loan Agreement in any Loan Document shall hereafter be deemed to refer to the Loan Agreement as amended prior to the date hereof and by this Third Amendment. This Third Amendment is a Loan Document.

         6.2. PAYMENT OF EXPENSES. Borrower shall pay the reasonable fees and expenses (including, but not limited to, reasonable attorneys' fees and expenses) incurred by the Bank in connection with the preparation, negotiation, execution and delivery and enforcement of this Third Amendment and the documents executed and delivered in connection herewith and any and all renewals, modifications, amendments and waivers hereof and hereunder.

         6.3. ENTIRE AGREEMENT. This Third Amendment, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect to such subject matter.





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         6.4. COUNTERPARTS. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement, and any party may execute this Third Amendment by signing any such counterpart.

         6.5. GOVERNING LAW. This Third Amendment shall be interpreted, and the rights and liabilities of the parties hereto, whether arising in contract or tort and howsoever pertaining to the parties' relationship, shall be determined in accordance with the laws of the State of New Jersey.

         6.6. HEADINGS. The section titles contained in this Third Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

SECTION 7. RELEASE OF GUARANTY OF THOMAS J. RUSSELL AND TJR HOLDING TRUST.

         7.1 RELEASE. Upon the satisfaction of the condition precedent to the effectiveness of this Third Amendment set forth in Section 4 hereof, the unconditional guaranty of Thomas J. Russell and TJR Holding Trust (together, the "Guarantors") as provided in that certain Amended and Restated Unconditional Guaranty dated April 29, 1999 (the "Guaranty") and the collateral securing such Guarantors' obligations thereunder provided in that certain Amended and Restated Pledge and Assignment Agreement dated April 29, 1999 (the "Pledge") are hereby released, terminated and of no further in force and effect. The release herein provided is intended to be self-operative and the Guarantors may present this Third Amendment to any interested party to evidence the Guarantors' complete release from all obligations to guaranty and provide collateral for the Revolving Loans under the Loan Documents pursuant to the Guaranty and the Pledge, respectively. The Bank shall execute any further instruments of release or termination statements as the Guarantors may reasonably request, all at Guarantors' sole cost and expense.

IN WITNESS WHEREOF, the parties have executed this Third Amendment the day and year first above-written.

                                             EMCORE CORPORATION,
                                             a New Jersey corporation



                                              By: /s/ Thomas G. Werthan
                                                  ------------------------------
                                                  Name:  Thomas G. Werthan
                                                  Title: CFO & Vice President



                                              FIRST UNION NATIONAL BANK



                                              By: /s/ Robert G. Murphy, Jr.
                                                  ------------------------------
                                                  Name:  Robert G. Murphy, Jr.
                                                  Title: Vice President



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                                   SCHEDULE I

                                SPECIFIED DEFAULT


         1. Failure to comply with the Fixed Charge Ratio covenant set forth in
Section 10.14(a) of the Loan Agreement for the fiscal period ending September 30, 1999.

                                    EXHIBIT A

                             GUARANTOR AGREEMENT OF
                           MICROOPTICAL DEVICES, INC.